Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Jack McGinnis
+1.414.906.7977
Jack.mcginnis@manpowergroup.com

ManpowerGroup Increases Dividend 8.6 Percent

MILWAUKEE (May 4, 2018) – The Board of Directors of ManpowerGroup (NYSE: MAN) has declared a semi-annual dividend of $1.01 per share, an 8.6 percent increase from the most recent dividend of 93 cents per share.

The dividend is payable on June 15, 2018 to shareholders of record as of the close of business on June 1, 2018.

Additional financial information about ManpowerGroup, including stock history and annual shareholder reports, can be found at http://investor.manpowergroup.com.

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ABOUT MANPOWERGROUP

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower®, Experis®, Right Management® and ManpowerGroup® Solutions – creates substantially more value for candidates and clients across 80 countries and territories and has done so for 70 years. In 2018, ManpowerGroup was named one of the World's Most Ethical Companies for the ninth year and one of Fortune's Most Admired Companies for the sixteenth year, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup is powering the future of work: www.manpowergroup.com

ManpowerGroup • 100 Manpower Place, Milwaukee, WI 53212 • USA • Phone +1.414.961.1000 • www.manpowergroup.com